CAMBER ENERGY, INC. 8-K

Exhibit 2.1

ASSIGNMENT OF MEMBERSHIP INTEREST

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (this “Agreement”) is made as of the 1ST day of November, 2017 (the “Effective Date”), by and among CAMBER ENERGY, INC., a Delaware Corporation (“CAMBER” or “Assignor”), and Arkose Lease Partners, L.L.C.., a Texas Limited Liability company (“Assignee”).

RECITALS:

A.

Camber is the sole member of CATI Operating LLC, a Texas limited liability company (the “Company”);

B.

Camber desires to assign all of Camber’s interest in CATI Operating, LLC to ARKOSE LEASE PARTNERS, L.L.C., ( the “Transferred Interest”)

C. As permitted by the Company Agreement of the Company, dated _________, 201_, Assignor desire to assign all of their respective right, title and interest in and to the Transferred Interest to Assignee, and Assignee desires to accept the assignment of the Transferred Interest and assume all of the respective obligations of Assignors with respect thereto under the Company Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1

Assignment. Assignors hereby irrevocably assign, convey, and transfer to Assignee all of their respective right, title and interest in and to the Transferred Interest in accordance with the percentage allocation of membership interests set forth on Exhibit A attached hereto (the “Assignment”). The Assignee shall be substituted as a member of the Company to the extent of the Transferred Interest, having all of the rights and obligations of a member thereof as set forth in the Company Agreement.

1.2

Acceptance. The Assignee hereby accepts the Assignment and agrees to be bound by all of the terms and provisions of the Company Agreement.

1.3

Effective Date of Assignment. The Assignment is effective as of the Effective Date, and from and after that date each of the Assignors shall have no ownership or other interest in the Transferred Interest or the right to any benefit therefrom.

1.4

Future Cooperation on Subsequent Documents. Assignors and Assignee mutually agree to cooperate at all times from and after the Effective Date with respect to the supplying of any information requested by the other regarding any of the matters described in this Agreement, and each agrees to execute such further deeds, bills of sale and assignments as may be reasonably requested for the purpose of giving effect to, evidencing or giving notice of the transactions described herein, including without limitation, amending the Company Agreement as contemplated by Section ______ of the Company Agreement to reflect the admission of the Assignee as a member of the Company and its membership interests in the Company.

1.5

Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

1.6

Modification and Waiver. No supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.7

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas (without regard to principles of conflict of laws).

1.8

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

ASSIGNORS:

CAMBER ENERGY, INC.

By:	/s/ Richard Azar, II
Richard Azar, II, President

ASSIGNEE:

ARKOSE LEASE PARTNERS, L.L.C.

By:
Bill Kerrigan, President

Exhibit A

Assignee	Address	Percentage Allocation of Membership Interests
ARKOSE LEASE PARTNERS, LLC	1400 BROADFIELD BLVD. STE 600 HOUSOTN, TX 77084	100%
TOTAL		100%